EXHIBIT 5.1

Law Offices of Michael H. Freedman, PLLC
394 White Birch Lane
Jericho, New York 11753
Tel (516) 767-1697
Fax (877) 315-1908

August 4, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	Premier Alliance Group, Inc. Registration Statement on Form S-3

Ladies/Gentlemen:

We are counsel to Premier Alliance Group, Inc. (“Premier") in connection with the offer and sale of 1,509,740 shares of common stock, $.001 par value, issuable upon the exercise of outstanding warrants.  The offer and sale of the shares of common stock is being registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”).

We are of the opinion that:

1.           The outstanding Warrants included in the Registration Statement are legally and validly issued and outstanding and constitute binding obligations of Premier, enforceable in accordance with their terms.

2.           When shares of common stock are issued and sold upon the exercise of the warrants in accordance with the terms of the warrants, the shares of common stock so issued will be legally and validly issued and outstanding, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the States of Nevada and New York, and the Federal laws of the United States of America.

We hereby consent to the use of our opinion in the Registration Statement.

Very truly yours,

Law Offices of Michael H. Freedman, PLLC

By: _/s/ Michael Freedman__________________________________
Michael H. Freedman